EXHIBIT 99.1


                    vFinance Announces Second Quarter Results
                               53% Revenue Growth

BOCA RATON, FL, August 14, 2006 - vFinance, Inc. (OTCBB: VFIN) a financial services company that is an industry leader in providing high growth companies and investors seeking above market returns access to a full range of investment banking, trading and investment opportunities, reported results for its second quarter ended June 30, 2006.

Revenues for the second quarter 2006 were $9,655,508, compared to $6,320,674 in 2005, an increase of $3,334,834 or 53%. The increase was due to the asset purchase of Sterling Financial, increased retail brokerage income due to recruitment of new brokers, increased trading profits and higher revenues from success fees from investment banking.

The Company reported a net loss of ($425,124) for the quarter or ($0.01) per fully diluted share, compared to a loss of ($69,462) or ($0.00) per fully diluted share in 2005. The increased loss includes unrealized losses in the second quarter of 2006 of ($240,774) versus ($10,348) in 2005 as well as and non-cash expenses totaling $371,371 in Q2 2006 as compared to $75,416 in the same period the prior year.

The firm saw an improvement in cash flow as net cash used in operating activities for the six months ending June 30, 2006 was $119,707 versus $502,696 in the same period the prior year. The Company maintained a strong balance sheet with $3,908,652 of unrestricted cash, $1,827,225 in trading securities, $770,264 account receivable from our clearing broker and no long-term debt.

"As a result of investments in infrastructure, acquisitions and growth of our investment banking business, we grew our top line despite a generally weak market," said Leonard Sokolow, CEO and President. "Given a stable market, we are confident as we digest the new acquisitions that the firm will be able to improve profitability through expense reduction and increases in productivity."

"As in the past, we will take advantage of our strong balance sheet and poor market conditions to grow through acquisition," said Timothy Mahoney, Chairman and COO. "As our growth continues during these difficult market conditions, we are prepared to incur non-cash expenditures in good will and stock based compensation to grow a strong diversified income stream and a strong balance sheet while operationally working to improve cash flow from operations."

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About vFinance, Inc.

vFinance, Inc. (www.vfinance.com), is a global financial services company which specializes in emerging opportunities. The Company provides investment banking and advisory services to micro, small and mid-cap high-growth companies. Institutional and high net-worth investors seeking above-market returns are offered a full range of investment opportunities and asset management services in over 30 cities in the U.S. and other parts of the world. Institutional investors can gain direct market access (DMA) and execute orders for most securities through one of the many electronic trading platforms offered by vFinance. These platforms route orders to the NYSE, NASDAQ, ECNs, and to vFinance's trading desk. The Company's trading desk offers market making in over 2600 micro and small cap stocks, ADR liquidity pools, and effective market liquidation strategies. vFinance also provides its expertise and order execution services for fixed income securities, including treasuries, bonds, and emerging market sovereign debt. The Company possesses an exceptional understanding of small-cap and micro-cap market stocks gained from its specialized market making and investment banking activities, and from the large number of plans posted, summarized, or described on its website which is ranked as a leading destination for companies seeking capital, with one half million unique visitors annually from over 150 countries.

For vFinance, Inc. Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance, Inc. assumes no obligation to update any forward-looking information in this press release.

SOURCE: vFinance, Inc.

Contact:
vFinance Inc., Boca Raton
Alan Levin, Interim Chief Financial Officer
Tel. 561-981-1007
Email: alevin@vfinance.com